MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

Daniel Williams,

Hudson Global Resources Management, Inc.

and

Hudson Global, Inc.

Dated October 29, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 29, 2021 is entered into by and among Daniel Williams (“Seller”), Hudson Global Resources Management, Inc., a Pennsylvania corporation (“Buyer”), and Hudson Global, Inc., a Delaware corporation (“Parent”, together with Buyer, “Buyer Parties”). Seller, Buyer and Parent are each referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) in Karani, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Reviewed Financial Statements for the fiscal year ended December 31, 2020.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, judgment, levy, order, reassessment, review, seizure, testimony, subpoena, or other activity involving or conducted by or on behalf of any Governmental Authority, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Payment” has the meaning set forth in Section 6.02(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group for Tax purposes defined under a similar provision of state, local, or non-U.S. Law.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.02(b).

“Ancillary Documents” means the Membership Interest Assignment, Note and the other closing deliverables listed or contemplated in Section 2.03, it being understood that the Employment Letters shall not be deemed an Ancillary Document with respect to Seller for purposes of any representations and warranties herein.

“Anti-Spam Laws” has the meaning set forth in Section 3.24(n).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business” means services currently being offered by the Group Companies as of the Closing Date and for the 12 months preceding the Closing Date, including, the Restricted Business.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Parties” has the meaning set forth in the preamble.

“Buyer’s Accountants” means BDO USA, LLP.

“Buyer’s Secretary’s Certificate” means a certificate of the Secretary or Assistant Secretary of the Buyer (or equivalent officer) certifying (x) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (y) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (z) the names and signatures of the officers of the Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

“CARES Act” has the meaning set forth in Section 3.22(l).

“Cash” means the consolidated amount of all cash or cash equivalents owned or held by all members of the Group Companies, (i) including cash resulting from checks received or deposited on or prior to the Closing Date which have not cleared prior to the Closing Date; and (ii) net of bank overdrafts and outstanding checks (including checks in transit) which have not cleared prior to the Closing Date, in each case determined in accordance with the Accounting Principles and calculated as of the Measurement Time.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.02.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Pass-Through Tax Return” means any Tax Return relating to Income Tax filed or required to be filed by or with respect to any Group Company to the extent that (a) such Group Company is treated as a flow through entity (including, for avoidance of doubt, a disregarded entity or an S corporation as defined in Section 1361(a)(1) of the Code) for purposes of such Tax Return and (b) the results of such Group Company operations are reflected on such Tax Returns or the Tax Returns of the Seller.

“Company’s Secretary’s Certificate” means a certificate of the Secretary or Assistant Secretary of the Company (or equivalent officer) certifying (x) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, (y) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (z) the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

“Company Tax” means any Tax that any Group Company is liable for under any applicable law, under contract or on any grounds (including, but not limited to, as a transferee, successor, or member of an Affiliated Group under Section 6901 of the Code or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax, in each case other than pursuant to Ordinary Commercial Agreements.

“Company Tax Return” means any Tax Return filed or required to be filed by or with respect to any Group Company (including, but not limited to, any Company Pass-Through Tax Return).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Current Assets” means accounts receivable, inventory, prepaid expenses and other assets that are treated as current assets in accordance with the Accounting Principles, but excluding (a) Cash, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with the Accounting Principles.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses and other liabilities that are treated as current liabilities in accordance with the Accounting Principles, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, and the current portion of any Indebtedness or Transaction Expenses of the Company, determined in accordance with the Accounting Principles.

“Data Subject” means an identified or identifiable natural person as defined under applicable Privacy Laws.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employment Letters” means the letter agreements with the Key Employees entered into between Buyer (or its Affiliate) and each Key Employee.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, , restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any of the Group Companies as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.04(a).

“Final Working Capital Statement” has the meaning set forth in Section 2.04(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representation” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii)

“Governmental Authority” means: (a) any international, foreign, provincial, United States, federal, state, county, municipal or local government or governmental or quasi–governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) of any government or governmental or quasi–governmental organization; (b) any Person with any regulatory power or authority or any governmental or quasi-governmental power or authority (including, but not limited to, the National Association of Securities Dealers (NASD), any stock exchange or any securities market, or any Person with any power or authority to administer, assess, audit, collect, or impose any Tax); or (c) any Person acting for or on behalf of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Company and each of its Subsidiaries set forth on Section 3.04 of the Disclosure Schedules.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to net or gross income, net worth, capital, or other similar metric, capital gains, profits or gains (including any franchise or doing business Tax), and any Tax substantially similar thereto.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn or outstanding; (f) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (e); and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means such independent accountant as agreed among the Parties, or failing agreement, any partner from Deloitte LLP, PricewaterhouseCoopers LLP, KPMG International Cooperative or Ernst & Young Global Limited in the U.S. (or local branch thereof) or other third party nominated in writing by Seller and approved by the Buyer.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which a Group Company is a party, beneficiary or otherwise bound, in each case other than Shrink-Wrap Agreements.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Group Company and used or held for use in the conduct of the Business as currently conducted, other than Shrink-Wrap Agreements, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to such Group Company with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Registrations” means issued Patents, Trademark registrations, domain name registrations and registered Copyrights, and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Employees” means Frank Carroll, Casey Godfrey and Sri Raghavan.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Seller and the Key Employees. With respect to Intellectual Property, “Knowledge of Seller,” “to the Seller’s Knowledge” and similar phrases do not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or other opinions of counsel, or any Intellectual Property clearance searches or reviews.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Data” has the meaning set forth in Section 3.24(k).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include: (i) damages or losses computed on a multiple of earnings, book value, discounted cash flow or any similar basis that may have been used in arriving at the purchase price, and/or (ii) any indirect, special, exemplary or punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, the Company, or Seller, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 (No Conflicts; Consents) and Section 5.03 (Governmental Approvals and Consents); (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any change, event, effect or circumstance arising from or related to COVID-19; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the applicable Group Company compared to other participants in the industries in which such Group Company operates.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Measurement Time” means 11:59 p.m. Eastern Time on the Closing Date; provided that any transactions (including incurrence of debt or payment of Buyer expenses) directed by Buyer on the Closing Date but after the Closing shall be disregarded.

“Membership Interest Assignments” means the assignment document in the form approved by the Parties and executed by Seller at or prior to the Closing to convey (a) the Membership Interests owned by Seller in the Company and (b) to the extent applicable, any stock, units, membership interests or other equity interests owned by Seller in any other Group Company.

“Membership Interests” has the meaning set forth in the recitals.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Ordinary Commercial Agreements” means any Contracts not primarily related to Taxes, such as commercial Contracts with lenders, vendors, customers or landlords, that contain customary Tax-related terms.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Data” means (a) a natural person’s name, street address, telephone number, e-mail address, photograph, Social Security number or Social Insurance Number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers (including without limitation video or photographic images, fingerprints, and voice biometric data relating to individuals), health-related information or data, or any other piece of information that allows the direct or indirect location of, identification of, or contact with a natural person or household, which may include Behavioral Data, (b) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law, including without limitation applicable Privacy Laws, and (c) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and any portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and any portion of any Straddle Period ending on or prior to the Closing Date.

“Pre-Closing Taxes” means Company Taxes for any Pre-Closing Tax Period, including Taxes relating to the matter disclosed in Section 8.02 of the Disclosure Schedules, excluding payroll taxes and any Taxes reflected as current liabilities in the calculation of Working Capital.

“Privacy Laws” means all applicable Laws, guidance from Governmental Authorities, and self-regulatory principles applicable to the protection or Processing of Personal Data, data security, privacy, database registration, Payment Card Industry Data Security Standard, direct marketing, emails, text messages or telemarketing, including but not limited to: (i) the EU General Data Protection Regulation 2016/679 of 27 April 2016; (ii) the EU Directive 2002/58/EC on Privacy and Electronic Communications; (iii) the California Consumer Privacy Act; (iv) the Personal Information Protection and Electronic Documents Act (Canada); and all substantially similar legislation in any part of the world.

“Privacy Policies” means, collectively, any policies (internal or external), public representations, industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing and protection of Seller Data or other Personal Data Processed by the Seller or Group Companies, or any of them.

“Process” or “Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, storage, adaptation, alteration, correction, retrieval, maintenance, use, disclosure, transmission, transfer, combination, storage, deletion, destruction or the design, implementation or other use of artificial intelligence, machine learning and/or deep learning and the insights, input, output, outcomes, predictions, analysis, visualizations and other results therefrom.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“QSub” means Tenpath, LLC.

“Real Property” means the real property owned, leased or subleased by each of the Group Companies, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the business of offshore recruiting and employment candidate sourcing for customers based in the United States.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Reviewed Financial Statements” has the meaning set forth in Section 3.06.

“Seller” has the meaning set forth in the preamble.

“Seller Data” means all data collected, generated, received, or otherwise used by or for Seller or any Group Company in connection the operation of the Business as currently conducted, and which may include Personal Data.

“Seller Data Agreement” means any Contract involving Seller Data to which Seller or any Group Company is a party or is bound by.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Tax Action” has meaning the set forth in Section 6.01(i).

“Seller’s Accountants” means Crowe LLP.

“Shrink-Wrap Agreements” means (i) “shrink-wrap”, “click-wrap” and similar generally-available commercial binary code end-user licenses and (ii) any other licenses or leases of software or Intellectual Property that are not material to the operation of the business at currently conducted or that can be replaced or substituted without material cost or disruption to the Group Companies.

“Single Employer Plan” Has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stock Sale” has the meaning set forth in Section 6.02(c).

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director, manager, managing member or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supervisory Authority” means an independent public authority that is established in accordance with the applicable Privacy Laws to be responsible for monitoring the application of such Privacy Laws, in order to protect the rights of Data Subjects in relation to Processing of Personal Data.

“Target Working Capital” means One Million Three Hundred Thousand Dollars ($1,300,000).

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other similar amount in the nature of a tax (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration, value added, surtax, capital gains, goods and services, registration, alternative or add-on or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable federal, state, local or non-U.S. law, together with any interest, penalties or any other additions or increases with respect thereto.

“Tax Action” has the meaning set forth in Section 6.01(i).

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) relating to Taxes filed or required to be filed with any Governmental Authority.

“Territory” means Worldwide.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees, costs or expenses incurred or payable by Seller or the Company in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement; in each case only to the extent accrued or incurred by the Group Companies or Seller at or prior to the Closing and only to the extent of any amounts that remain unpaid as of the Closing. Notwithstanding the foregoing, “Transaction Expenses” will not include any amounts included as Indebtedness or included as current liabilities in the definition of Working Capital.

“Transaction Tax Deductions” means, collectively, all Income Tax losses, deductions, expenses or similar items deductible by any Group Company or Seller as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, including losses, deductions, or expenses related to: (i) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (ii) the payment of any sale, change-of-control, “stay-around,” retention, or similar bonuses, compensation or payments to current or former managers, directors, employees or other service providers of the Company or Seller; (iii) the repayment of Indebtedness; and (iv) the payment of any Transaction Expenses, fees or other expenses associated with the transactions contemplated by this Agreement that are not required to be capitalized.

“Transfer Taxes” has the meaning set forth in Section 6.01(f).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02       Purchase Price; CFO Retention Payment. The aggregate purchase price for the Membership Interests shall be Eight Million Dollars ($8,000,000), payable as follows:

(a)               Six Million Dollars ($6,000,000) in cash paid on the Closing Date as provided in Section 2.03 (Closing Deliverables) subject to adjustment (up or down) pursuant to Section 2.04 (Purchase Price Adjustment) hereof (the “Closing Date Payment”); plus (ii) a promissory note in the aggregate principal amount of Two Million Dollars ($2,000,000) in the form attached hereto as Exhibit A (the “Note”), payable in installments on (i) the earlier of the six (6) month anniversary of the Closing Date and the final resolution of the Post-Closing Adjustment pursuant to Section 2.04, and (ii) the eighteenth (18th) month anniversary of the Closing Date, in each case in such amounts and pursuant to the terms set forth in the Note (the Closing Date Payment and the Note, collectively, the “Purchase Price”).

(b)               In addition to the Purchase Price, Buyer hereby agrees to pay an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “CFO Retention Payment”) to Frank Carroll, the Chief Financial Officer of the Company, on the (6th) month anniversary of the Closing Date, pursuant to the terms of his Employment Letter. The CFO Retention Payment will be subject to applicable employment tax withholding.

Section 2.03       Closing Deliverables.

(a)               At the Closing, Buyer shall:

(i)                 deliver to Seller:

(A)             the Closing Date Payment, as adjusted (up or down) pursuant to Section 2.04(a), if applicable, less Indebtedness, if any, of the Company paid pursuant to Section 2.03(a)(ii), by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(B)              the Note duly executed by the Buyer Parties in favor of Seller;

(C)              The Membership Interest Assignments duly executed by the Buyer;

(D)             The Employment Letters duly executed by Parent;

(E)              Buyer’s Secretary’s Certificate duly executed by the Secretary or Assistant Secretary of the Buyer;

(ii)              pay, on behalf of the Company or Seller, the Indebtedness of the Company, if any, by wire transfer of immediately available funds to the accounts and in the amounts specified in writing by Seller.

(b)               At the Closing, Seller shall deliver to Buyer:

(i)                 The Membership Interest Assignments duly executed by the Seller;

(ii)              Company’s Secretary’s Certificate duly executed by the Secretary or Assistant Secretary (or equivalent officer) of the Company;

(iii)            an IRS Form W-9 duly executed by Seller;

(iv)             written resignations, effective as of the Closing Date, of the officers and managers of the Company; and

(v)               such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 2.04       Working Capital Adjustment.

(a)               Pre-Closing Adjustment. Prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Closing Working Capital (the “Estimated Working Capital”) and Cash of the Group Companies as of Measurement Time (the “Estimated Closing Cash”), with supporting documentation thereof (the “Estimated Working Capital Statement”). The Estimated Working Capital Statement will be prepared by Seller substantially in the form of Section 2.04(a) of the Disclosure Schedules (the “Sample Working Capital Schedule”) and shall be prepared in accordance with the Accounting Principles. The portion of the Purchase Price that is the Closing Date Payment to be paid to Seller at Closing shall be either (A) decreased by the excess, if any, of the Target Working Capital over the Estimated Working Capital, or (B) increased by the excess, if any, of the Estimated Working Capital over the Target Working Capital. The Purchase Price shall be increased, dollar-for-dollar for any Cash as of the Closing, it being understood that Seller may (but shall not be required to) distribute any or all Cash prior to Closing.

(b)               Post-Closing Adjustment. Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver a statement, with supporting documentation thereof (“Final Working Capital Statement”) setting forth Buyer’s calculation of the Closing Working Capital of the Business and Cash of the Group Companies as of the Closing Date (the “Closing Cash”), which statement shall be prepared in accordance with the Accounting Principles. Based upon the Final Working Capital Statement, the “Post-Closing Adjustment” for Seller shall be an amount equal to (i) the Closing Working Capital as of the Closing Date minus the Estimated Working Capital set forth on the Estimated Working Capital Statement plus (ii) the Closing Cash minus the Estimated Closing Cash. If the Post-Closing Adjustment is a negative number, Seller shall promptly pay Buyer an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, then Buyer shall promptly pay to Seller an amount equal to the Post-Closing Adjustment. If Buyer does not deliver a Final Working Capital Statement within such periods, the Estimated Working Capital Statement will be deemed the Final Working Capital Statement.

(c)               Examination and Review.

(i)                 Examination. After receipt of the Final Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Final Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Final Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Final Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)              Objection. On or prior to the last day of the Review Period, Seller may object to the Final Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Final Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Final Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)            Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Final Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Working Capital Statement and the Statement of Objections, respectively.

(iv)             Fees of the Independent Accountant. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. By way of example, if (x) Buyer states that the Disputed Amount owed to Buyer is $1,000,000, (y) Seller states that the Disputed Amount owed to Buyer is $500,000, and (z) the Independent Accountant determines that the Disputed Amount owed to Buyer is $900,000, then (1) Seller shall pay 80% of the fees and expenses of the Independent Accountant, and (2) Buyer shall pay the remaining 20% of the fees and expenses of the Independent Accountant.

(v)               Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(vi)             Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of the Final Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed in writing by Buyer or Seller, as the case may be.

(d)               Acknowledgments as to Calculation of Working Capital. Notwithstanding anything to the contrary in this Agreement, the calculation of Working Capital (i) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement, and (ii) will be based on facts and circumstances as they exist as of the Measurement Time and will exclude the effect of any act, decision or subsequent event occurring or arising after the Measurement Time.

(e)               Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.05       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to the Buyer Parties that the statements contained in this ARTICLE III are true and correct as of the date hereof. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this ARTICLE III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 3.01       Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of his obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement and the Ancillary Documents have been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by the Buyer Parties) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (collectively, the “Enforceability Exceptions”).

Section 3.02       Organization, Authority and Qualification of Each of the Group Companies.

(a)               Each of the Group Companies is a limited liability company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation or organization (as applicable). Each of the Group Companies has the requisite limited liability company, corporate, partnership or other applicable power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)               Each of the Group Companies is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on such Group Company. Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which each of the Group Companies is licensed or qualified to do business. Seller has made available to Buyer an accurate and complete copy of each Organizational Document of each of the Group Companies, in each case, as in effect as of the date of this Agreement. No Group Company is in violation of its Organizational Documents in any respect.

Section 3.03       Capitalization.

(a)               Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)               The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04       Subsidiaries. The entities listed in Section 3.04 of the Disclosure Schedules constitute all Subsidiaries of the Company.

Section 3.05       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any of the Group Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of the Group Companies; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller or any of the Group Companies is a party or by which Seller or any of the Group Companies is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any of the Group Companies; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any of the Group Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Group Companies in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06       Financial Statements. Complete copies of the Company’s Reviewed Financial Statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019 and 2020 and the related statements of income and comprehensive income, and members’ equity and cash flow for the years then ended (the “Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2021 and the related statement of income for the six-month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of June 30, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07       Undisclosed Liabilities. None of the Group Companies has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), in each case that would be required to be disclosed on a financial statement prepared in accordance with GAAP (applied in a manner consistent with the Accounting Principles), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) those which are disclosed in any section of the Disclosure Schedule or (d) any Liabilities under the executory portion of any Contract, Benefit Plan or Permit (excluding liabilities for breaches or violations thereof).

Section 3.08       Absence of Certain Changes, Events, and Conditions. Except as set forth on Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any of the Group Companies, any:

(a)               split, combination or reclassification of any equity interests in any of the Group Companies, including, without limitation, the Membership Interests;

(b)               issuance, sale or other disposition of, or creation of any Encumbrance on any equity interests in any of the Group Companies, including, without limitation, the Membership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in any of the Group Companies, including, without limitation, the Membership Interests;

(c)               declaration or payment of any distributions on or in respect of any equity interests in any of the Group Companies, including, without limitation, the Membership Interests;

(d)               redemption, purchase or acquisition of any of the Group Companies’ outstanding equity interests, including, without limitation, the Membership Interests;

(e)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)                amendment of the Organizational Documents of any of the Group Companies;

(g)               material change in any method of accounting or accounting practice of any of the Group Companies, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h)               material change in any of the Group Companies’ cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i)                 entry into any Contract that would constitute a Material Contract;

(j)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)               transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(l)                 cancellation of any debts or claims or amendment, termination or waiver of any rights related thereto;

(m)             transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(n)               abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(o)               material damage, destruction or loss (whether or not covered by insurance) to its property;

(p)               capital investment in, or any material loan to, any other Person;

(q)               acceleration, termination, material modification to or cancellation of any Contract with a Material Customer or Material Supplier;

(r)                material capital expenditures;

(s)                imposition of any Encumbrance upon any of the Group Companies’ properties or assets, tangible or intangible, except for Permitted Encumbrances;

(t)                 with respect to any Key Employee or any employee of the Group Companies with an annual salary of at least $100,000: (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits, (ii) action to accelerate the vesting or payment of any compensation or benefit for any Key Employee or (iii) enter into any new employment agreement;

(u)               adoption, material modification or termination of any: (i) severance, retention or similar agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(v)               loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees of the Group Companies, other than loans reflected as current assets in the calculation of Working Capital and any loans that are made in the ordinary course of business for reimbursable expenses;

(w)             entry into a new line of business other than the Restricted Business or abandonment or discontinuance of existing lines of business that are material to the Group Companies;

(x)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice and except for any purchases that are reflected in the Financial Statements or as current assets in the calculation of Working Capital;

(z)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(aa)            action by any Group Company to make, change or rescind any material Tax election or amend any Company Tax Return; or

(bb)           binding Contract to do any of the foregoing.

Section 3.09       Material Contracts.

(a)               Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Group Companies, other than Benefit Plans and Contracts related thereto (such Contracts required to be scheduled in Section 3.09(a) of the Disclosure Schedules, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.11(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 3.13(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                 each Contract with a Material Customer or Material Supplier of any of the Group Companies involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days’ notice;

(ii)              all Contracts that require any of the Group Companies to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts entered into during the past 5 years that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(iv)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any of the Group Companies is a party, and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days’ notice;

(v)               all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any of the Group Companies is a party and which are not cancellable without material penalty or without more than sixty (60) days’ notice (for the avoidance of doubt, excluding offer letters for at-will employment that are entered into in the ordinary course of business);

(vi)             except for Contracts relating to trade payables, all loan agreements, promissory notes or similar Contracts evidencing indebtedness (including, without limitation, guarantees) of any of the Group Companies;

(vii)          all Contracts with any Governmental Authority to which any of the Group Companies is a party (“Government Contracts”), other than utility agreements and similar ordinary course Contracts with Governmental Authorities that are not material to the Group Companies;

(viii)        any Contracts to which any of the Group Companies is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(ix)             all Contracts between or among any of the Group Companies on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(x)               all collective bargaining agreements or Contracts with any Union to which any of the Group Companies is a party;

(xi)             any Contract not previously disclosed pursuant to this Section 3.09 where the primary purpose of such Contract is to provide for the indemnification by any of the Group Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person; and

(xii)          any other Contract that is material to any of the Group Companies and not previously disclosed pursuant to this Section 3.09.

(b)               Each Material Contract is valid and binding on the applicable Group Company in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. To Seller’s Knowledge, no Group Company or other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10       Non-Competition Agreements. There are no Contracts to which Seller or any of the Group Companies is a party that limit to limit the ability of any of the Group Companies to compete in any line of business or with any Person or in any geographic area or during any period of time.

Section 3.11       Title to Assets; Real Property.

(a)               Each of the Group Companies has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Reviewed Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                 those items set forth in Section 3.11(a) of the Disclosure Schedules;

(ii)              liens for Taxes not yet due and payable or that are contested in good faith;

(iii)            any landlords’ mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any of the Group Companies;

(iv)             covenants, conditions, restrictions, easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of any of the Group Companies which do not prohibit or interfere in any material respect with the current operation of any Real Property by any of the Group Companies;

(v)               other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice ; or

(vi)             entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any of the Group Companies.

(b)               Section 3.11(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by any of the Group Companies, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Group Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the applicable Group Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property of the business of any of the Group Companies. None of the Group Companies is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. To Seller’s Knowledge, the use and operation of the Real Property in the conduct of the business of any of the Group Companies do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the applicable Group Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.12       Condition. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of each of the Group Companies are in operating condition and repair.

Section 3.13       Intellectual Property.

(a)               Section 3.13(a) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Registrations and any other Intellectual Property owned by Company that is material to the operation of the Business other than Shrink-Wrap Agreements, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)               Each Intellectual Property Agreement is valid and binding on the relevant Group Company in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. To Seller’s knowledge, neither the relevant Group Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)               The Group Companies (individually or collectively, as applicable) are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Each of the Intellectual Property Assets that is owned by the Company was either created and/or developed by employees of Company, or Company obtained all assignments of rights from any non-employee creator or developer, such that Company is the sole and beneficial owner of all Intellectual Property Assets.

(d)               Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement, in each case based on the operation of the Business as currently conducted by the Group Companies.

(e)               All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller and each applicable Group Company has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

(f)                To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and do not currently infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.

(g)               There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by any of the Group Companies in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. None of the Group Companies is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

Section 3.14       Accounts Receivable; Accounts Payable.

(a)               The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by each of the Group Companies involving the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the applicable Group Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(b)               All accounts payable of each of the Group Companies arose in bona fide arms’ length transactions in the ordinary course of business and no account payable is delinquent by more than ninety (90) days in its payment. Since the date of the Balance Sheet, the Seller has paid its accounts payable in the ordinary course and in a manner which is consistent with its past practices. Except as set forth in Section 3.14(b) of the Disclosure Schedules, as of the date hereof, the Seller has no account payable to any Person (other than accounts payable in the ordinary course of business which are not material in the aggregate) which is an Affiliate of the Seller.

Section 3.15       Customers and Suppliers.

(a)               Section 3.15(a) of the Disclosure Schedules sets forth a complete and accurate list of: (a) the twenty (20) largest customers of the Group Companies (measured by aggregate billings) during the fiscal year ended December 31, 2020 and the six (6) month period ended June 30, 2021, and with respect to each, the dollar volumes of the billings involved (collectively, the “Material Customers”). To the Knowledge of Seller, none of the Group Companies has received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Group Company.

(b)               Section 3.15(b) of the Disclosure Schedules sets forth a completed and accurate list of: (a) the ten (10) largest suppliers of materials, products or services to the Group Companies (measured by the aggregate amount purchased by the Company) during the fiscal year ended December 31, 2020, and the six (6) month period ended July 30, 2021, and with respect to each, the dollar volume of billings involved (collectively, the “Material Suppliers”). To the Knowledge of Seller, none of the Group Companies has received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Group Company or to otherwise terminate or materially reduce its relationship with such Group Company.

Section 3.16       Insurance. Section 3.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Group Companies relating to the Business (collectively, the “Insurance Policies”); and (b) with respect to the Business, a list of all pending claims and the claims history for each of the Group Companies since January 1, 2020. There are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Group Companies has received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. To Seller’s Knowledge, none of the Group Companies is in default under, or has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.17       Legal Proceedings; Governmental Orders.

(a)               To the Seller’s Knowledge, there are no Actions pending or, threatened against or by any of the Group Companies (i) relating to or affecting the Business; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               To the Seller’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the any of the Group Companies. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18       Compliance With Laws; Permits.

(a)               Each of the Group Companies is in compliance in all material respects with all Laws applicable to such Group Company’s business, properties or assets.

(b)               To the Seller’s Knowledge, all material Permits required for each of the Group Companies to conduct business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full.

Section 3.19       Environmental Matters. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) to Seller’s Knowledge, the operations of each of the Group Companies with respect to the Real Property are currently and have been in compliance with all Environmental Laws in all material respects; and (ii) Seller has not received from any Person, with respect to the Real Property, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 3.20       Employee Benefit Matters.

(a)               Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, individual consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), other than any such plan, policy, program or arrangement that is maintained or administered by any Governmental Authority or contributed to by any Group Company pursuant to applicable Law, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any current or former employee, officer, director, independent contractor or consultant of the Group Companies or any spouse or dependent of such individual, or under which such Group Company has or could reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to any of the Group Companies primarily for the benefit of employees of the Group Companies outside of the United States (a “Non-U.S. Benefit Plan”).

(b)               With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following (to the extent applicable to such Benefit Plan): (i) where such Benefit Plan has been reduced to writing, the current plan document together with all amendments; (ii) where such Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, in each case, as currently in effect; (iv) the summary plan descriptions, and all summaries of material modifications, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) related thereto, distributed to participants in such Benefit Plan; (v) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) if such Benefit Plan is required to file a Form 5500, the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from any Governmental Authority during the last two years relating to such Benefit Plan.

(c)               Each Benefit Plan and any related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including, to the extent applicable, ERISA and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that the form of such Qualified Benefit Plan meets the requirements of Section 401(a) of the Code as of the date of such letter, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Qualified Benefit Plan. To Seller’s Knowledge, nothing has occurred with respect to any Benefit Plan prior to Closing that has subjected or would reasonably be expected to subject any of the Group Companies or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to a tax or penalty under Sections 4975 or 4980H of the Code.

Except as set forth in Section 3.20(c) of the Disclosure Schedules or as would not reasonably be expected to result in a Liability to the Group Companies, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)               Neither any of the Group Companies nor any of their ERISA Affiliates have (i) sponsored, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, that is subject to ERISA; or (iii) participated in a “multiple employer welfare arrangements,” as defined in Section 3(40) of ERISA, that are subject to ERISA.

(e)               With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by any of the Group Companies or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither any of the Group Companies nor any of their ERISA Affiliates have incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans as of the Closing Date would not result in any material liability to the applicable Group Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f)                No Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, except (i) as required by applicable Law, including Sections 601 through 608 of ERISA, Section 4980B of the Code and similar provisions of state or local Law, and (ii) coverage through the end of the month of retirement or other termination of employment or service.

(g)               There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings).

(h)               There has been no amendment to, announcement by any of the Group Companies relating to, or change in employee participation or coverage under, any Benefit Plan that would reasonably be expected to materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year. None of the Group Companies has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Group Companies to adopt, amend or terminate any Benefit Plan (other than amendments required by applicable Law).

(i)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and final regulations) thereunder. None of the Group Companies has an obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)                 Except as would not reasonably be expected to result in a material Liability to the Group Companies, each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)               Except as required by applicable Law or the terms of this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Group Companies to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations, to the extent prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21       Employment Matters.

(a)               Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of the Group Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) current full-time/part-time status; (iv) current FLSA exempt/non-exempt status; (v) date of hire; (vi) current annualized base compensation rate; (vii) eligibility for commission, bonus or other incentive-based compensation; and (viii) a description of the fringe benefits (including but not limited to accrued but unused PTO) provided to each such individual as of the date hereof to the extent such fringe benefits are not otherwise set forth in an employee handbook or Benefit Plan that has been made available to Buyer. Except as set forth in Sections 3.09 and 3.21(a) of the Disclosure Schedules or reflected as current liabilities in the calculation of Working Capital, as of the date hereof all earned compensation, including wages, commissions, bonuses, fees and other compensation that has been due and payable to all employees on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)               None of the Group Companies are, and have not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of any of the Group Companies, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any of the Group Companies or any of their employees. None of the Group Companies has any duty to bargain with any Union regarding an employee of the Group Companies.

(c)               To Seller’s Knowledge, each of the Group Companies is and has been in compliance with all applicable Laws pertaining to its employment practices, including all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by any of the Group Companies as consultants or independent contractors of the Group Companies are properly treated as independent contractors under all applicable Laws. All employees of the Group Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. To Seller’s Knowledge, each of the Group Companies is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against any of the Group Companies pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority arising under applicable Laws.

(d)               Each of the Group Companies has complied in all material respects with the WARN Act, and none of the Group Companies or Seller have any plans to undertake any action in the future that would trigger the WARN Act.

(e)               None of the Group Companies are federal government contractors or subcontractors subject to Executive Order 11246. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22       Taxes.

(a)               Except as set forth in Section 3.22(a) of the Disclosure Schedules, each Group Company has:

(i)                 duly and timely filed, or caused to be filed, in accordance with applicable Law all material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii)              duly and timely paid in full, or caused to be paid in full, all material Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date (taking into account any valid extensions), and

(iii)            properly accrued in accordance with GAAP on their respective books and records a provision for the payment of all accrued but unpaid material Company Taxes for any Pre-Closing Tax Period.

(b)               No extension of time to file a Company Tax Return, which such Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney currently in effect with respect or relating to any Company Tax or Company Tax Return.

(c)               Except as set forth in Section 3.22(c) of the Disclosure Schedules, no Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return). Other than pursuant to Ordinary Commercial Agreements, no Group Company is liable for Taxes of another Person as a transferee or successor, under Section 6901 of the Code or Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a result of a Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or other contract or by operation of Law.

(d)               Each Group Company has complied in all material respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Sections 1441, 1442, 3121, and 3402 of the Code).

(e)               There is no Encumbrance for any Tax upon any asset or property of any Group Company (except for any Permitted Encumbrances).

(f)                No Action is pending or to the Knowledge of Seller, threatened or proposed with regard to any Company Tax or Company Tax Return.

(g)               The statute of limitations applicable or relating to any Company Tax or any Company Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver, except for any modification, extension or waiver that has been terminated without any further effect or any request that has been withdrawn.

(h)               Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Authorities in accordance with applicable Law.

(i)                 No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)                 No Group Company is a party to any agreement with any Governmental Authority with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code or any analogous provision of applicable Law). No private letter or other similar ruling or determination from any Governmental Authority relating to any Company Tax or Company Tax Return has ever been requested or received.

(k)               No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for (i) any Tax period (or portion thereof) ending after the Closing Date as a result of any deferred foreign income within the meaning of Section 965 of the Code (including any income as a result of any election under Section 965(h) of the Code), or (ii) any Tax period (or any portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or other Law), (B) use of an improper method of accounting for any Pre-Closing Tax Period, (C) installment sale or open transaction disposition made for any Pre-Closing Tax Period, (D) prepaid amount received for any Pre-Closing Tax Period (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulation Section 1.451-5 and Revenue Procedure 2004-34), (E) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or other Law), (F) intercompany transaction or excess loss account described in the Treasury Regulation under Section 1502 of the Code, (G) the application of Section 951 of the Code or Section 951A of the Code with respect to income earned or recognized or payments received, (H) any election under Section 108(i) of the Code, or (J) any provision of local, state or non-U.S. tax Law comparable to any of the foregoing.

(l)                 No Group Company has made an election to defer any Tax under Section 2302 (Delay of Payment of Employer Payroll Taxes) or any other provision of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), or any similar election under state or local tax Law.

(m)             No Group Company has claimed any credit under Section 2301 of the CARES Act (Employee Retention Credit for Employers Subject to Closure Due to COVID-19) or division G of the Families First Coronavirus Response Act (Tax Credits for Paid Sick and Paid Family and Medical Leave), or any other similar credit under state or local tax Law.

(n)               No asset of any Group Company (i) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or any similar provision of applicable Law, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is property used predominately outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), (v) is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Section 168(f)(8) of the Code, as in effect prior to the repeal of those “safe harbor” leasing provisions), (vi) is subject to Section 168(g)(1)(A) of the Code, or (vii) is subject to a disqualified leaseback or long-term lease agreement as defined in Section 467 of the Code.

(o)               No Group Company has ever been a beneficiary or otherwise participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(p)               No Group Company has distributed stock of another Person nor has their stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(q)               No election under Section 338 of the Code or any similar provision of applicable Law has been made or required to be made by or with respect to any Group Company.

(r)                No Group Company is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(s)                No Group Company has (or has ever had) any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations of employees, (v) agent with binding authority or (vi) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country where each Group Company was organized, and (vii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (viii) has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)                 Each Group Company is and always has been treated as a corporation for U.S. federal income tax purposes. Company is and always has been a “S” corporation for all federal, state and local Tax purposes, pursuant to a valid election under Section 1362 of the Code and any corresponding provision of state or local Law. QSub is and always has been a “qualified subchapter S subsidiary” for all federal, state and local Tax purposes, pursuant to a valid election under Treasury Regulation Section 1.1361-3 and any corresponding provision of state or local Law. No Group Company (or any predecessor) has ever filed or otherwise changed its entity classification election under Section 7701 of the Code and its corresponding Treasury Regulations.

(u)               No Group Company is or ever has been a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation under Section 957 of the Code.

(v)               No Group Company has any item of income that could constitute (i) subpart F income within the meaning of Section 952 of the Code or (ii) global intangible low-taxed income within the meaning of Section 951A of the Code, in each case, for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date.

(w)             No Group Company holds assets that constitute U.S. property within the meaning of Section 956 of the Code.

(x)               No Group Company has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

(y)               Except as set forth in Section 3.22 of the Disclosure Schedules, no Group Company is, or is required to be, registered as a taxable person for purpose of value added taxes or any similar indirect tax. Each Group Company has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable material sales or use or similar Taxes.

(z)               No Group Company is treated as a hybrid entity under Code Section 894.

Section 3.23       [Intentionally Omitted].

Section 3.24       Data Privacy.

(a)               At all times, the Group Companies have taken commercially reasonable steps (in light of the business of the Company) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, or, to the Seller’s Knowledge, any of the contractors with regard to any Personal Data obtained from or on behalf of the Group Companies. To Seller’s Knowledge, the Group Companies have not experienced any Security Incidents related to the privacy or security of Personal Data.

(b)               The Group Companies are in compliance in all material respects with all Privacy Laws and do not share or use any Seller Data or other Confidential Information, including without limitation any Personal Data, other than as set forth in the Group Companies’ privacy policies and other than any sharing or use that is permitted under applicable Privacy Laws.

Section 3.25       Reserved.

Section 3.26       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or any of the Group Companies.

Section 3.27       COVID-19. Except as set forth in Section 3.27 of the Disclosure Schedules, as of the Closing Date, there are no employees of the Group Companies on furlough or a leave of absence caused by the COVID-19 pandemic.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF Buyer Parties

Each of the Buyer Parties, jointly and severally, represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01       Organization and Authority of Each of the Buyer Parties. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation or organization (as applicable). Each of the Buyer Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect on Buyer or Parent, as applicable.

Section 4.02       Authority of Each of the Buyer Parties. Each of the Buyer Parties has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Buyer Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyer Parties of this Agreement and any Ancillary Document to which such Buyer Party is a party, the performance by each of the Buyer Parties of its obligations hereunder and thereunder and the consummation by each of the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Buyer Parties. This Agreement has been duly executed and delivered by each of the Buyer Parties, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which each of the Buyer Parties is or will be a party has been duly executed and delivered by such Buyer Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Buyer Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03       No Conflicts; Consents. The execution, delivery and performance by each of the Buyer Parties of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of each of the Buyer Parties; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to either of the Buyer Parties; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which either of the Buyer Parties is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either of the Buyer Parties in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Buyer Party.

Section 4.05       Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06       Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07       Independent Investigation. The Buyer Parties have conducted to its satisfaction its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledge that it have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.  The Buyer Parties acknowledges and agrees that neither the Company, Seller, nor any of their respective officers, directors, employees or representatives, nor any other Person makes or will be deemed to have made any representation or warranty, express or implied, (a) as to any matter whatsoever except as expressly set forth in Article III, and specifically disclaims any reliance on any information or other representation or warranty not expressly set forth in Article III, or (b), except to the extent contained in Article III, concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other future financial results of the Company, including, any projections, budgets, forecasts or other forward looking financial information provided or made accessible to the Buyer Parties and its Affiliates and representatives during their due diligence.  The Buyer Parties further acknowledge that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information.

ARTICLE V
COVENANTS

Section 5.01       Confidentiality. During the Restricted Period (as defined below), Seller shall, and shall cause his Affiliates to, hold, and shall use its best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Group Companies, except to the extent such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or any of their respective Representatives; or (b) is lawfully acquired by Seller or his Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall reasonably cooperate with Buyer, at Buyer’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02       Non-Competition; Non-Solicitation.

(a)               For a period of two (2) years after the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) solicit, induce or encourage any material actual client, customer, supplier or licensor of the Business (including any existing or former client or customer of any of the Group Companies and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or that operates as a private equity fund, venture capital fund or similar pooled investment vehicle, in each case if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. This Section 5.02 is fully earned as of the Closing and is a covenant independent of all other undertakings in this Agreement.

(b)               During the Restricted Period, Seller shall not, directly or indirectly, solicit or hire any Person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Seller from hiring (i) any employee whose employment has been terminated by either of the Buyer Parties or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)               During the Restricted Period, Seller shall not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)               Seller acknowledges that a breach of this Section 5.02 may give rise to irreparable harm to each of the Buyer Parties, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach by Seller of any such obligations, each of the Buyer Parties shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(e)               Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of each of the Buyer Parties and constitute a material inducement to each of the Buyer Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03       [Intentionally Omitted]

Section 5.04       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i)                 retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company, unless otherwise in the possession of the Company; and

(ii)              upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall:

(i)                 retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing, unless otherwise in the possession of the Company; and

(ii)              upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)               Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law or are subject to attorney-client privilege.

Section 5.05       Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Following the Closing and for a period of twelve (12) months thereafter, upon reasonable request, Seller shall use commercially reasonable efforts to cooperate with the Buyer in providing information and reasonable assistance (to the extent within the control of Seller) from time to time as is reasonably necessary for the conduct of the Business and in connection with transition matters.

Section 5.06       Employment Matters. Subject to the terms of any employment agreements entered into or assumed by Buyer contemporaneous with the Closing, Buyer agrees that each employee of the Business who continues to remain employed with Buyer Parties after the Closing Date (the “Continuing Employees”) shall be provided with reasonably equivalent base salary or wage rates, bonus/incentive compensation opportunities, and employee benefits that are, in the aggregate, not less favorable than those enjoyed immediately prior to Closing Date. Buyer shall not materially diminish the compensation of Continuing Employees during the twelve months after the Closing Date, except in connection with an across the board change to all similarly situated employees of a material division of the Business. Nothing herein shall require the Company to employ a Continuing Employee for twelve (12) months after the Closing Date or otherwise change a Continuing Employee’s at-will employment status.

ARTICLE VI
TAX MATTERS

Section 6.01       Tax Covenants.

(a)               To the extent permitted under applicable law, the Seller, the Company and the Buyer Parties shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date any Tax period of any Group Company that can be so closed or terminated.

(b)               To the extent not filed prior hereto, subject to Section 6.02, Seller shall prepare (or cause to be prepared) each Company Pass-Through Tax Return required to be filed with respect to each Group Company for any Pre-Closing Tax Period. Each such Company Pass-Through Tax Return shall be prepared in a manner consistent with Seller’s past practice, except as otherwise required by applicable Law. Seller shall provide a draft of such Company Pass-Through Tax Return (together with any work papers) to Buyer for its review and comment no later than fifteen (15) days prior to the due date (including any valid extensions) of such Company Pass-Through Tax Return. Seller shall consider in good faith all reasonable comments to such Company Pass-Through Tax Return provided by Buyer. Seller shall be liable for all Taxes due in respect of any such Company Pass-Through Tax Return with respect to any Pre-Closing Period. The Company shall timely file (or cause to be timely filed) each Company Pass-Through Tax Return (as prepared by Seller) required to be filed after the Closing Date. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, (1) Seller will have exclusive control over the preparation and filing of all Tax Returns of Seller (and shall not be required to provide such Tax Returns to any other Person), and (2) any Transaction Tax Deductions will be allocated to the taxable year or portion thereof ending on or before the Closing Date and reflected on Company Pass-Through Tax Returns for any Pre-Closing Tax Period or Tax Returns of Seller to the maximum extent permissible under applicable Law.

(c)               The Buyer shall prepare (or cause to be prepared) and the Company shall timely file (or cause to be timely filed) all Company Tax Returns not described in Section 6.01(b) for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date. Buyer shall provide a draft of such Company Tax Return (together with any work papers) to Seller for its review and comment no later than fifteen (15) days prior to the due date (including any valid extensions) of such Company Tax Return. Buyer shall incorporate all reasonable comments to such Company Tax Return provided by Seller. For each Company Tax Return described in this Section 6.01(c), Seller shall pay to the Company (or such other Person as the Buyer may designate) an amount equal to the Taxes due with respect to a Pre-Closing Tax Period (as determined in accordance with Section 6.01(d)) for any such Company Tax Return at least five (5) days prior to the due date (including any valid extensions) of such Company Tax Return.

(d)               In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than Taxes described in clause (ii) below) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion ending on the Closing Date of the Straddle Period and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of an Income Tax or other Tax based upon or related to employment, wages, sales or other transactions, franchise, payments or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion ending on the Closing Date and portion beginning after the Closing Date in proportion to the number of days in each such portion).

(e)               Each party shall promptly forward to the other a copy of all written communications from any Governmental Authority relating to any Company Tax or Company Tax Return, in either case to the extent related to a Pre-Closing Tax Period or Straddle Period. Upon reasonable request, the Buyer and the Seller shall each make available to the other all information, records or other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period. The Buyer and the Seller shall preserve all information, records or other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Tax Period or Straddle Period, until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Tax Period or Straddle Period, the Seller shall give to the Buyer reasonable written notice and, to the extent the Buyer so requests, the Seller shall permit the Buyer to take possession of all such information, records and documents. In addition, the Buyer and Seller shall cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax and in connection with any Action relating to any Company Tax or Company Tax Return, in each case as reasonably requested by the other party. Nothing in this Section 6.01(e) shall affect or limit any indemnity or similar provision or any other representations, warranties or obligations of each Group Company or the Seller. Each party shall bear its own costs and expenses in complying with the provisions of this Section 6.01(e).

(f)                All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to Transfer Taxes.

(g)               The Seller shall be entitled to any Tax refunds or credits that are received by any Buyer Party or any Group Company that are attributable to any Pre-Closing Tax Period to the extent such refunds or credits were not included in the determination of the Purchase Price. Buyer shall cause the Group Companies to take reasonable actions and otherwise cooperate with Seller to obtain any Tax refunds or credits contemplated hereby. Buyer shall pay to Seller the amount of any such refund or credit within twenty (20) days after the actual receipt of such refund or credit against Taxes.

(h)               Any Tax sharing or similar agreement with respect to or involving any Group Company (other than such agreement solely among any member of the Group Companies or any Ordinary Commercial Agreements) shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement (other than such agreement solely among any member of the Group Companies or any Ordinary Commercial Agreements) shall be cancelled as of the Closing Date, without any liability to the Group Company or the Seller.

(i)                 Notwithstanding anything to the contrary in this Agreement, if any Action is commenced related to any Company Taxes or Company Tax Returns for any Pre-Closing Tax Period or Straddle Period (a “Tax Action”), Buyer shall promptly notify Seller of such Tax Action. Buyer shall have the right to handle, defend, conduct and control any such Tax Action, other than any Tax Action related to Company Pass-Through Tax Returns or other Income Tax matters which reflect the pass-through of items to Seller (“Seller Tax Action”); provided, that Buyer shall consult periodically with the Seller as to strategic and tactical issues for pursuing or defending such Tax Action, Buyer shall keep Seller informed of all developments in such Tax Action, and Buyer shall not compromise or settle any such Tax Action which would result in a liability to Seller (including pursuant to Article VIII) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Seller will have exclusive control over any Seller Tax Action and may compromise or settle any Seller Tax Action in its sole discretion. For the avoidance of doubt, Tax Actions and Seller Tax Actions shall be governed solely by the provisions of this Section 6.01(i), and the provisions of Section 8.05 shall not apply to Tax Actions or Seller Tax Actions. Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer Parties nor their Affiliates shall, and shall not permit any Person to, (i) file or amend any Company Tax Returns, (ii) voluntarily approach any Governmental Authority regarding any Company Taxes or Company Tax Returns, including entering into any “voluntary disclosure program” with any Governmental Authority, (iii) consent to any extension or waiver of the limitation period applicable to any Action regarding any Company Taxes or Company Tax Returns, or (iv) make any Tax election for any Group Company, in each case for, related to or having effect in any Pre-Closing Tax Period

(j)                 Buyer shall not make, or permit any Group Company to make, an election under Section 338 of the Code or any similar provisions of the Code, or otherwise take any action that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company for Tax purposes.

ARTICLE VII
INTENTIONALLY OMITTED

ARTICLE VIII
INDEMNIFICATION

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the eighteen (18) month anniversary of the Closing Date; provided, that the representations and warranties in Section 3.01 (Authority of Seller), Section 3.02 (Organization, Authority and Qualification of each of the Group Companies), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.26 (Broker), Section 4.01 (Organization and Authority of each of the Buyer Parties), Section 4.02 (Authority of each of the Buyer Parties), and Section 4.04 (Brokers) (each a “Fundamental Representation”) and Section 3.22 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the Parties contained herein that by their nature are to be satisfied, performed and/or fulfilled from and after the Closing shall survive the Closing for the period explicitly specified therein and, if not explicitly specified, indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. It is the express intent of the Parties hereto that the survival of certain representations and warranties in this Agreement (and the associated right to bring a claim for a breach of such representations and warranties) is shorter than the statute of limitations that would otherwise have been applicable to such representations and warranties, and, by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are hereby reduced so they end as provided in this Section 8.01.

Section 8.02       Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of the Buyer Parties, their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)               any breach or non-fulfillment of any express covenant to be performed by Seller pursuant to this Agreement;

(c)               any Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.03(a)(i); or

(d)               any Pre-Closing Taxes.

Section 8.03       Indemnification By Buyer Parties. Subject to the other terms and conditions of this ARTICLE VIII, the Buyer Parties shall, jointly and severally, indemnify and defend each of Seller, the Company, the Company’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of the Buyer Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer Parties pursuant to this Agreement.

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               The Buyer Indemnitees shall not be entitled to recover or assert any claim under Section 8.02(a) until the total amount of Losses that Buyer Indemnitees would recover under Section 8.02(a) exceeds on a cumulative basis an amount equal to $60,000 (the “Deductible”), and Buyer Indemnitees shall be entitled to recover only the amount of such Losses in excess of the Deductible and subject to the other applicable limitations set forth herein; provided that, notwithstanding the foregoing, the Deductible shall not apply to any claim under Section 8.02(a) that results from a breach of any Fundamental Representation or any claim for intentional fraud. Subject to Section 8.04(c), the aggregate amount of all Losses for which Seller shall be liable pursuant to any provision of Section 8.02 (without limiting any rights to specific performance or equitable remedies with respect to any covenant breach under Section 8.02(b)) shall not exceed the lesser of (a) Two Million Dollars ($2,000,000) and (b) the aggregate principal balance remaining under the Note (the “Aggregate Cap Amount”).

(b)               Subject to Section 8.04(c), the aggregate amount of all Losses for which the Buyer Parties shall be liable pursuant to any provision of Section 8.03 (without limiting any rights to specific performance or equitable remedies with respect to any covenant breach under Section 8.03(b)) shall not exceed the Aggregate Cap Amount.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (1) intentional fraud or (2) a breach of any Fundamental Representation. The aggregate amount of all Losses for which any Party hereto shall be liable for Losses based upon, arising out of, with respect to or by reason of intentional fraud or a breach of any Fundamental Representations shall be the Purchase Price. For purposes of this Agreement, intentional fraud shall be limited to intentional fraud in the making of any representations or warranties that are expressly set forth in this Agreement (including any corresponding Disclosure Schedule) and shall be limited by the representations and acknowledgments of Buyer set forth in Section 4.07.

(d)               Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)               For purposes of this ARTICLE VIII, the calculation of Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)                Notwithstanding anything to the contrary herein, Seller shall not be liable to any Buyer Indemnitees for (1) any Taxes incurred on the Closing Date but after the Closing that are outside the ordinary course of business, (2) any Transfer Taxes and (3) any Taxes directly attributable to a breach by any Buyer Party of its obligations under this Agreement.

Section 8.05       Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08       [Intentionally Omitted].

Section 8.09       Exclusive Remedies. Subject to Section 2.04(a), Section 5.02 and Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s intentional fraud.

Section 8.10       No Double Recovery. Any Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach or inaccuracy of more than one representation, warranty, covenant, agreement or obligation. Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnitee or Seller Indemnitee, as applicable, shall have no right to recourse under this Agreement with respect to any matter to the extent the Losses (or a part thereof) with respect to such matter has been taken into account as a reduction in the Closing Payment as finally determined in accordance with this Agreement.

Section 8.11       Duty to Mitigate. The parties hereto agree that the party seeking indemnification for Losses indemnifiable pursuant to this ARTICLE VIII, as applicable, will use commercially reasonable efforts as required under applicable Delaware Law to mitigate such Losses.

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
MISCELLANEOUS

Section 10.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses (excluding, for avoidance of doubt, any Transfer Taxes), including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient (and sending within 24 hours a copy by a nationally recognized overnight courier), and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Daniel Williams 155 North Harbor Drive, Suite 1112 Chicago, Illinois 60601 Attention: Daniel T. Williams Email: dantw@ymail.com

With a copy to:	Perkins Coie LLP 110 North Wacker Drive, Suite 3400 Chicago, IL 60606-1511 Attention: Ted Wern Email: twern@perkinscoie.com

If to the Buyer Parties:	Hudson Global, Inc. 53 Forest Avenue, Suite 102 Old Greenwich, Connecticut 06870 E-mail: jeff.eberwein@hudsonrpo.com Attention: Jeffrey E. Eberwein

with a copy to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 E-mail: afinerman@olshanlaw.com Attention: Adam W. Finerman, Esq.

Section 10.03   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the Parties may assign their respective rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) Buyer Parties may assign its rights hereunder as collateral to secure any loan, and any such lender may assign its rights hereunder in the exercise of its secured party remedies, and (ii) the Buyer Parties may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

/s/ Daniel Williams
Daniel Williams

BUYER:

Hudson Global Resources Management, Inc.

By:	/s/ Matthew Diamond
Name:	Matthew Diamond
Title:	Authorized Officer

PARENT:

HUDSON GLOBAL, INC.

By:	/s/ Jeffrey E. Eberwein
Name:	Jeffrey E. Eberwein
Title:	Chief Executive Officer